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Exhibit 21.1

                          Significant Subsidiaries of
                           Balanced Care Corporation

BCC Development and Management Co.
BCC Investment Corporation
BCC at Kingston II, Inc.
BCC at Kingston, Inc.
BCC at Blakely, Inc.
BCC at Bloomsburg, Inc.
Balanced Care at Butler, Inc.
BCC at Mid-Valley, Inc.
BCC at State College, Inc.
BCC at Mt. Royal Pines, Inc.
Balanced Care at North Ridge, Inc.
BCC at Darlington, Inc.
Balanced Care at Eyers Grove, Inc.
Balanced Care at Saxonburg, Inc.
Balanced Care at Stafford, Inc.
Balanced Care at Bloomsburg II, Inc.
TC Realty of Altoona, Inc.
TC Realty of Lewistown, Inc.
TC Realty of Reading, Inc.
TC Realty of Berwick, Inc.
Black Box of Peckville, Inc.
TC Realty Corporation III
Balanced Care at Martinsburg, Inc.
Balanced Care at Maumelle, Inc.
Balanced Care at Mountain Home, Inc.
Balanced Care at Sherwood, Inc.
TC Realty Corporation II